Exhibit 99

VINCI PARTNERS INVESTMENTS, LTD.	VINCI PARTNERS INVESTMENTS, LTD.
2022 RESTRICTED SHARE UNIT AWARD PLAN	PLANO DE INCENTIVO DE AÇÕES RESTRITAS DE 2022
1. Purpose	1. Propósito
The purpose of this 2022 Restricted Share Unit Award Plan (“Plan”) is to provide the opportunity for officers, employees and service providers of VINCI PARTNERS INVESTMENTS, Ltd, a corporation incorporated under the laws of the Cayman Islands (“Company”) and its Subsidiaries, as elected by the Executive Compensation Committee, to receive restricted Shares (each share “RSU” and, collectively, “RSUs”, and “Beneficiary”, respectively). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Appendix of this Plan.	O propósito deste Plano de Incentivo de Ações Restritas de 2022 (“Plano”) é oferecer para administradores, empregados e prestadores de serviços da VINCI PARTNERS INVESTMENTS, Ltd, uma sociedade constituída sob as leis das Ilhas Cayman (“Companhia”) e suas Subsidiárias, conforme selecionados pelo Comitê Executivo de Remuneração, a oportunidade de receber Ações restritas (cada ação “RSU” e, coletivamente, “RSUs”, e “Beneficiário”, respectivamente). Os termos em maiúsculo utilizados, mas não definidos, terão os significados atribuídos a tais termos no Anexo deste Plano.

2. Administration	2. Administração
This Plan shall be administered by the Executive Compensation Committee (“Compensation Committee”) or by officer(s) of the Company to whom the Compensation Committee has delegated its authority and powers to act as Administrator, as provided below (“Administrator”).	Este Plano deve ser administrado pelo Comitê Executivo de Remuneração (“Comitê de Remuneração”) ou por diretor(es) da Companhia a quem o Comitê de Remuneração tenha delegado sua competência e seus poderes para atuar como Administrador, conforme previsto abaixo (“Administrador”).
The Compensation Committee shall have the power and authority to, in its sole discretion: (i) manage and implement the Plan; (ii) select the Beneficiaries and define the amount of RSUs to be granted to each Beneficiary; (iii) define the specific terms and conditions applicable to the grant of RSUs to each Beneficiary; (iv) create and implement distinct classes of RSUs; (v) determine all matters and rules related to the termination of the Beneficiary's employment with the Group Members, and promote adjustments, anticipations or postponements of the vesting or lock-up periods, according to the specific circumstances of each case, and waive and exempt the fulfillment of certain obligations related to this Plan; (vi) take any action it deems advisable to obtain approval or comply with Applicable Laws or regulations of any stock exchange or automated quotation system; (vii) interpret and resolve any inconsistency, correct any error and/or provide rules for situations omitted under this Plan and/or	O Comitê de Remuneração terá o poder e competência para, a seu exclusivo critério: (i) administrar e implementar o Plano; (ii) selecionar os Beneficiários e definir a quantidade de RSUs a ser outorgada a cada Beneficiário; (iii) definir os termos e condições específicos aplicáveis à outorga de RSUs a cada Beneficiário; (iv) criar e implementar classes distintas de RSUs; (v) determinar todas os assuntos e as regras relacionadas ao desligamento do Beneficiário de suas funções de trabalho junto às Sociedades do Grupo, podendo promover ajustes, antecipações ou postergações dos prazos de vesting ou de lock up, conforme as circunstâncias específicas de cada caso, podendo renunciar e isentar o cumprimento de determinadas obrigações relacionadas a este Plano; (vi) tomar qualquer ação que julgar aconselhável para obter a aprovação ou cumprir as Leis Aplicáveis ou regulamentos de qualquer bolsa de valores ou sistema de cotação automática; (vii) interpretar e

the Agreement entered into by and between the Company and the Beneficiary; and (vii) make any other decisions that may be necessary pursuant to this Plan or as deemed necessary or advisable by the Compensation Committee in the administration of this Plan.	dirimir qualquer inconsistência, corrigir qualquer erro e/ou providenciar regras para situações omissas nos termos deste Plano e/ou do Contrato celebrado entre a Companhia e o Beneficiário; e (vii) tomar quaisquer outras decisões que possam ser necessárias de acordo com este Plano ou conforme considerado necessário ou aconselhável pelo Comitê de Remuneração na administração deste Plano.
Any interpretations or decisions of the Compensation Committee relating to this Plan shall be final, binding and conclusive for all purposes and upon all Beneficiaries.	Quaisquer interpretações ou decisões do Comitê de Remuneração relacionadas a este Plano serão finais, vinculativas e conclusivas para todos os fins e sobre todos os Beneficiários.

3. Shares Subject to this Plan	3. Ações Sujeitas a este Plano
(a) Shares representing up to 1.65% of the total amount of the capital stock of the Company, which equals, on this date, approximately nine hundred and fifty thousand (950.000) Shares, may be issued or delivered under this Plan, subject to Subsection (b) below. The Company shall, during the term of this Plan, reserve and keep available a number of Shares sufficient to comply with the provisions of this Plan. In the event of any adjustment in the number of Shares resulting from a reverse split, stock split, stock bonus or similar events, the maximum number of Shares available under this Plan shall be automatically adjusted.	(a) Ações representativas de até 1,65% do montante total do capital social da Companhia, o que equivale, nesta data, a aproximadamente novecentos e cinquenta mil (950.000) Ações, poderão ser emitidas ou entregues no âmbito deste Plano, sujeito à Subseção (b) abaixo. A Companhia, durante a vigência deste Plano, deverá reservar e manter disponíveis um número de Ações suficientes para cumprir as disposições deste Plano. No caso de qualquer ajuste no número de Ações decorrente de grupamento, desdobramento, bonificação em ações ou eventos similares, a quantidade máxima de Ações disponíveis neste Plano será automaticamente ajustada.
(b) In the event previously delivered Shares issued under this Plan are repurchased by the Company or previously granted RSUs are forfeited prior to settlement, such Shares or RSUs, as applicable, may be added to the number of Shares available for grant under this Plan.	(b) Caso Ações previamente entregues emitidas sob este Plano sejam readquiridas pela Companhia ou as RSUs anteriormente concedidas sejam perdidas antes da liquidação, tais Ações ou RSUs, conforme aplicável, poderão ser adicionadas ao número de Ações disponíveis para outorga no âmbito deste Plano.

4. Terms and Conditions of Awards	4. Termos e Condições das Outorgas
The Company or other Group Member shall inform the amount and class of RSUs granted to each Beneficiary and each grant of RSU under this Plan shall be formalized by a Restricted Share Unit Award Agreement (“Agreement”) between the Beneficiary and the Company. The grant shall be subject to the applicable terms and conditions of this Plan and the other terms and conditions established by the Compensation Committee and included in the Agreement. The terms and conditions applicable to the Agreements entered	A Companhia ou outra Sociedade do Grupo informará a quantidade e a classe de RSUs outorgada a cada Beneficiário e cada outorga de RSU sob este Plano deverá ser formalizada por um Contrato de Ações Restritas (“Contrato”) entre o Beneficiário e a Companhia. A outorga estará sujeita aos termos e condições aplicáveis deste Plano e aos demais termos e condições estabelecidos pelo Comitê de Remuneração e incluídos no Contrato. Os termos e condições aplicáveis aos Contratos celebrados no âmbito

into under this Plan need not be identical, and the Compensation Committee shall define in each Agreement the terms and conditions applicable to each Beneficiary.	deste Plano não precisam ser idênticos, cabendo ao Comitê de Remuneração definir em cada Contrato os termos e condições aplicáveis a cada Beneficiário.

5. Right to Receive Shares	5. Direito de Receber as Ações
(a) Subject to the terms of the Agreement, each RSU shall entitle its respective Beneficiary to receive one (1) Share, subject to compliance with the vesting criteria described in Section 6 below (or otherwise as set forth in the applicable Agreement).	(a) Sujeito aos termos do Contrato, cada RSU dará ao seu respectivo Beneficiário o direito de receber uma (1) Ação, se verificado o cumprimento dos critérios de carência descritos na Cláusula 6 abaixo (ou de outra forma, conforme estabelecido no Contrato).
(b) Unless and until a Share is issued or delivered to the Beneficiary by reason of the settlement of an RSU, by entry in the Company's register of shareholders, no right to vote or to receive dividends, or any other shareholder rights, shall exist with respect to such Share.	(b) A menos e até que uma Ação seja emitida ou entregue ao Beneficiário em razão da liquidação de uma RSU, por inscrição no registro de acionistas da Companhia, nenhum direito de voto ou de receber dividendos, ou quaisquer outros direitos de acionista, existirão em relação a tal Ação.
(c) The Compensation Committee may require the Beneficiary to enter into and become a party to a shareholder agreement of the Company as a condition to the issuance and delivery of the Shares in settlement of an RSU.	(c) O Comitê de Remuneração pode exigir que o Beneficiário celebre e se torne parte de um acordo de acionistas da Companhia como uma condição para a emissão e entrega das Ações na liquidação de uma RSU.

6. Vesting	6. Período de Carência
(a) General. The RSUs shall be conditioned solely on the Beneficiary continuously providing services to the Company and/or to the other Group Members, and the RSUs shall become fully vested when such condition of service continuity is 100% satisfied, which verification shall observe the terms of this Plan and the Agreement.	(a) Geral. O direito às RSUs estará condicionado unicamente ao Beneficiário permanecer continuamente prestando serviços à Companhia e/ou às demais Sociedades do Grupo e as RSUs se tornarão totalmente vestidas quando tal condição de continuidade de serviço estiver 100% satisfeita, cuja verificação deverá observar os termos deste Plano e do Contrato.
(b) Vesting Conditions. The Compensation Committee shall define in each Agreement the vesting period applicable to the RSUs granted to each Beneficiary, and the vesting period may vary between 1 year and 6 years. Notwithstanding, the maximum number of Shares that may be delivered to the Beneficiaries as a result of the settlement of the RSUs under this Plan is divided into 6 tranches, and each tranche shall observe a minimum vesting period specific to such tranche, as described below. The Compensation Committee may allocate the lots of Shares below among the Beneficiaries, at its sole discretion, with no obligation for equal or proportional allocations.	(b) Condições de Aquisição. O Comitê de Remuneração definirá em cada Contrato o prazo de carência aplicável às RSUs outorgadas a cada Beneficiário, sendo que o prazo de carência poderá variar entre 1 ano e 6 anos. Não obstante, a quantidade máxima de Ações que pode ser entregue aos Beneficiários em função da liquidação das RSUs, nos termos deste Plano, estão divididas em 6 lotes, sendo que cada lote deve observar um prazo de carência mínimo específico ao referido lote, conforme descrito abaixo. O Comitê de Remuneração poderá alocar os lotes de Ações abaixo entre os Beneficiários, a seu exclusivo critério, não havendo qualquer obrigação de alocações iguais ou proporcionais.

(i) Up to 10% of the Shares subject to this Plan shall become vested on the first anniversary of the grant date set forth in the respective Agreement (“1st Tranche”);

(ii) Up to 20% of the Shares subject to this Plan shall become vested on the second anniversary of the grant date set forth in the respective Agreement (“2nd Tranche”);

(iii) Up to 35% of the Shares subject to this Plan shall become vested on the third anniversary of the grant date set forth in the respective Agreement (“3rd Tranche”);

(iv) Up to 50% of the Shares subject to this Plan shall become vested on the fourth anniversary of the grant date set forth in the respective Agreement (“4th Tranche”);

(v) Up to 80% of the Shares subject to this Plan shall become vested on the fifth anniversary of the grant date set forth in the respective Agreement (“5th Tranche”); and

(vi) Up to 100% of the Shares subject to this Plan shall become vested on the sixth anniversary of the grant date set forth in the respective Agreement (“6th Tranche”).

(i) Até 10% das Ações sujeitas a este Plano tornar-se-ão vestidas no primeiro aniversário da data de outorga definida no respectivo Contrato (“1º Lote”);

(ii) Até 20% das Ações sujeitas a este Plano tornar-se-ão vestidas no segundo aniversário da data de outorga definida no respectivo Contrato (“2º Lote”);

(iii) Até 35% das Ações sujeitas a este Plano tornar-se-ão vestidas no terceiro aniversário da data de outorga definida no respectivo Contrato (“3º Lote”);

(iv) Até 50% das Ações sujeitas a este Plano tornar-se-ão vestidas no quarto aniversário da data de outorga definida no respectivo Contrato (“4º Lote”);

(v) Até 80% das Ações sujeitas a este Plano tornar-se-ão vestidas no quinto aniversário da data de outorga definida no respectivo Contrato (“5º Lote”); e

(vi) Até 100% das Ações sujeitas a este Plano tornar-se-ão vestidas no sexto aniversário da data de outorga definida no respectivo Contrato (“6º Lote”).

7. Taxes	7. Tributos
(a) Beneficiaries Residents Outside the Federative Republic of Brazil: The Beneficiary shall pay to the Company and/or any Group Member amounts relating to taxes, duties, levies, contributions and/or other charges (including employment costs in Brazil) in connection with the acquisition of the RSUs or the sale of the underlying Shares if the Company is required to withhold such amounts on behalf of the Beneficiary in accordance with Applicable Law (collectively, “Tax”), and (i) the Company may require the Beneficiary to pay the Taxes; (ii) the Company shall have the right to require the payment of additional Tax if required by subsequent amendments to the Applicable Laws and/or as requested by the competent tax authorities; (iii) the Company shall be entitled to demand payment of any penalties and/or interest charged by any tax authority for late payment of any Taxes; and (iv) notwithstanding applicable restrictions on transfer of Shares and RSUs, the Beneficiary may, at the conclusion of each vesting period, be authorized by the	(a) Beneficiários Residentes Fora da República Federativa do Brasil: O Beneficiário deverá pagar à Companhia e/ou qualquer Sociedade do Grupo valores relativos a tributos, taxas, impostos, contribuições e/ou outros encargos (incluindo custos de emprego no Brasil) relacionados à aquisição das RSUs ou à venda das Ações subjacentes caso a Companhia seja obrigada a reter tais valores em nome do Beneficiário em conformidade com a Lei Aplicável (coletivamente, “Tributos”), sendo que (i) a Companhia poderá exigir que o Beneficiário pague os Tributos; (ii) a Companhia terá o direito de exigir o pagamento de Tributo adicional se exigido por alterações subsequentes às Leis Aplicáveis e/ou conforme solicitado pelas autoridades fiscais competentes; (iii) a Companhia terá o direito de exigir o pagamento de quaisquer multas e/ou juros cobrados por qualquer autoridade tributária pelo atraso no pagamento de quaisquer Tributos; e (iv) não obstante as restrições de transferência de Ações e

Compensation Committee to sell the minimum number of Shares necessary to use the proceeds of such sale to pay any Taxes levied on the receipt or disposition of the RSUs or Shares.	RSUs aplicáveis, o Beneficiário poderá, por ocasião da conclusão de cada período de vesting, ser autorizado pelo Comitê de Remuneração a vender a quantidade mínima de Ações necessária para utilizar os recursos decorrentes de tal venda no pagamento de quaisquer Tributos que incidam sobre o recebimento ou alienação das RSUs ou das Ações.
(b) Beneficiaries Residents in the Federative Republic of Brazil: The Company may withhold the amounts of Taxes related to the Beneficiary if resolved by the Administrator, including, without limitation, by (i) selling all or part of the Shares on behalf of the Beneficiary; or (ii) reducing the number of Shares to which the Beneficiary would be entitled under the Agreement (together, “Withholding”) in an amount sufficient to satisfy the Withholding obligation. Alternatively, the Company may withhold and pay beforehand the amount of Taxes on behalf of the Beneficiary, and the Beneficiary shall be obligated to refund to the Company the full amount of Taxes within 30 days as of the payment of such amount by the Company.	(b) Beneficiários Residentes na República Federativa do Brasil: A Companhia poderá reter os valores de Tributos relacionados ao Beneficiário se deliberado pelo Administrador, incluindo, sem limitação, pela (i) venda total ou parcial das Ações em nome do Beneficiário; (ii) redução no número de Ações às quais o Beneficiário faria jus nos termos do Contrato (em conjunto, “Retenção”) suficiente para satisfazer a obrigação de Retenção. Alternativamente, a Companhia poderá reter e recolher antecipadamente o valor de Tributos em nome do Beneficiário, sendo o Beneficiário obrigado a reembolsar à Companhia o valor integral de Tributos em até 30 dias contados do pagamento de tal valor pela Companhia.

8. Delivery	8. Entrega
(a) Subject to the compliance of the vesting and Subsection (b) below, each RSU shall be settled in the form of one (1) Share.	(a) Sujeito ao cumprimento do período de carência e ao Subseção (b) abaixo, cada RSU será liquidada na forma de uma (1) Ação.
(b) The Company shall not be required to issue Shares (including by registration in books or bookkeeping service) evidencing ownership of the Shares pursuant to the RSUs unless and until the Compensation Committee has determined, subject to the review of legal counsel, that the issuance, as applicable, is in compliance with Applicable Laws.	(b) A Companhia não será obrigada a emitir Ações (incluindo por meio de registro em livros ou serviço de escrituração) que evidenciem a titularidade das Ações decorrentes das RSUs, a menos e até que o Comitê de Remuneração tenha determinado, consoante a análise de um advogado, que a emissão, conforme aplicável, está em conformidade com as Leis Aplicáveis.
(c) Shares issued pursuant to the Agreement may be subject to transfer restrictions, transfer blocking instructions and other restrictions as the Compensation Committee, in consultation with the compliance department, deems necessary or advisable to comply with all Applicable Laws. The Compensation Committee may require the transcription of the encumbrances applicable to the Share on the records applicable to the Shares.	(c) As Ações emitidas de acordo com o Contrato poderão estar sujeitas a restrições de transferências, instruções de bloqueio de transferência e outras restrições que o Comitê de Remuneração, ouvido o departamento de compliance, considere necessárias ou aconselháveis para cumprir todas as Leis Aplicáveis. O Comitê de Remuneração pode exigir a transcrição dos ônus aplicáveis à Ação nos registros aplicáveis às Ações.
(d) The Compensation Committee may, in its sole discretion and subject to the terms and conditions as it may elect, anticipate the date on which the	(d) O Comitê de Remuneração pode, a seu exclusivo critério e sujeito aos termos e condições por ele eleitos, antecipar a data em que as RSU

RSUs are settled, unless if such anticipation would violate Applicable Law, including for any Beneficiary who is deemed to be a taxpayer of the United States of America, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).	são liquidadas, a menos que tal antecipação viole a Lei Aplicável, incluindo para qualquer Beneficiário que seja considerado contribuinte dos Estados Unidos da América, Sessão 409A do Código Tributário dos Estados Unidos da América de 1986 (Internal Revenue Code of 1986), conforme aditado (“Seção 409A”).

9. Lock-Up	9. Lock-Up
Shares issued and delivered under the Plan may be subject to a lock-up period, during which the Beneficiary may not transfer, sell or encumber Shares without the prior approval of the Compensation Committee (“Lock-Up”). The terms and conditions of the Lock-Up shall be set forth in the Agreement.	As Ações emitidas e entregues nos termos do Plano poderão estar sujeitas a um período de bloqueio (lock-up), durante o qual o Beneficiário não poderá transferir, vender ou onerar Ações sem a aprovação prévia do Comitê de Remuneração (“Lock-Up”). Os termos e condições do Lock-Up estarão dispostos no Contrato.

10. Termination and Acceleration	10. Desligamento e Aceleração
In the event of termination of services rendered by the Beneficiary to any Group Member prior to full vesting of the right to receive the Shares underlying the RSUs granted, such termination shall be treated as follows:	Em caso de término dos serviços prestados pelo Beneficiário a qualquer Sociedade do Grupo antes da aquisição total do direito de receber as Ações subjacentes às RSUs outorgadas, tal desligamento deverá ser tratado da seguinte maneira:
(a) If the Beneficiary (i) resigns or renounces from its position or (ii) is dismissed or removed for Just Cause, such Beneficiary shall not be entitled to any RSUs not yet vested on such date, waiving his or her rights thereto, which shall be automatically cancelled with such termination, without any payment being due to the Beneficiary. For the avoidance of doubt, upon the occurrence of any of the events above, the Beneficiary shall be entitled to receive any Shares underlying any RSUs that have vested prior to the date of his or her termination and whose Shares are still pending delivery for administrative reasons only.	(a) Se o Beneficiário (i) se demitir ou renunciar ao cargo ou (ii) for demitido ou destituído com Justa Causa, ele não terá direito a quaisquer RSUs ainda não vestidas em tal data, renunciando a seus direitos, os quais serão extintos automaticamente com tal término, sem que qualquer pagamento seja devido ao Beneficiário. Para evitar dúvidas, após a ocorrência de qualquer um dos eventos acima, o Beneficiário terá o direito de receber quaisquer Ações subjacentes de quaisquer RSUs que tenham vestido antes da data do seu desligamento e cujas Ações ainda estejam pendentes de entrega apenas por razões administrativas.
(b) If the Beneficiary is dismissed without Just Cause by a Group Member, the Beneficiary shall maintain the right to any outstanding RSUs granted in connection with this Plan, which shall be considered as vested, however the Beneficiary shall only receive Shares resulting from such vested RSUs in the original terms provided for in the Agreement, except that, to the extent permitted by applicable regulations, the lock-up restriction provided for in the Agreement, if any, shall not apply.	(b) Se um Beneficiário for dispensado sem Justa Causa por uma Sociedade do Grupo, o Beneficiário manterá o direito às RSUs que lhe foram outorgadas pela Companhia nos termos deste Plano, as quais serão consideradas vestidas, no entanto, o Beneficiário apenas receberá as Ações resultantes das RSUs vestidas nos prazos originalmente previstos no Contrato, ressalvado que, na medida do permitido pela regulamentação aplicável, não se aplicará a restrição a transferências (lock-up) prevista no Contrato, se existente.

(c) In case the Beneficiary dies or becomes permanently disabled or totally incapacitated, the Beneficiary’s outstanding RSUs shall fully vest, and the Company shall issue all Shares resulting from this Agreement within 60 days from the applicable event, except that, to the extent permitted by applicable regulations, the lock-up restriction provided for in the Agreement shall not apply. In addition, in the case of a U.S. taxpayer, Shares that vest in accordance with this Section must be delivered to the Beneficiary by no later than March 15 of the year following the termination of employment by the Group Member. If any transfer limitation is imposed by Applicable Law or applicable regulation, the transfer restriction period shall be the minimum period required by law or regulation.	(c) Se um Beneficiário falecer ou tornar-se permanentemente inválido ou plenamente incapaz, todos os direitos (vesting) de quaisquer RSUs serão integralmente antecipados, e a Companhia emitirá todas as Ações resultantes desse Contrato no prazo de 60 dias a partir do evento aplicável, ressalvado que, na medida do permitido pela regulamentação aplicável, não se aplicará a restrição a transferências (lock-up) prevista no Contrato. Além disso, em se tratando de contribuinte dos Estados Unidos da América, as Ações que vestidas em razão da aplicação desta Cláusula deverão ser entregues até o dia 15 de março do ano seguinte à rescisão do contrato de trabalho pela Sociedade do Grupo. Se qualquer limitação à transferência for imposta pela Lei Aplicável ou pela regulamentação aplicável, o período de restrição de transferências será o mínimo exigido por lei ou regulamentação.
(d) In case of a Liquidity Event and if the Beneficiary's engagement with any Group Member is terminated by the Company without Just Cause within six (6) months following such event, the Beneficiary’s outstanding RSUs shall fully vest and the Company shall issue all Shares resulting therefrom within sixty (60) business days as of the applicable event. However, in the case of a U.S. taxpayer, the Shares that vest in accordance with this Section shall be delivered no later than March 15 of the year following the year during which the employment of the Beneficiary was terminated by the Group Member.	(d) Em caso de Evento de Liquidez e se o vínculo do Beneficiário com qualquer Sociedade do Grupo for rescindido sem Justa Causa, em até seis (6) meses de tal evento, todos os direitos (vesting) de qualquer RSUs serão antecipados integralmente e a Companhia emitirá todas as Ações deles resultantes dentro de sessenta (60) dias úteis a partir do evento aplicável. Todavia, em se tratando de contribuinte dos Estados Unidos da América, as Ações que vestidas em razão da aplicação desta Cláusula deverão ser entregues até o dia 15 de março do ano seguinte à rescisão do contrato de trabalho pela Sociedade do Grupo.
The Compensation Committee may establish distinct termination and acceleration rules for different classes of RSUs, which must be set forth in the applicable Agreement.	O Comitê de Remuneração poderá estabelecer regras de desligamento e aceleração distintas para diferentes classes de RSUs, as quais deverão ser formalizadas pelo Contrato.

11. Restrictions on Transfers	11. Restrições à Transferências
The RSUs may not be transferred other than by will or by hereditary succession. The RSUs may not be sold, transferred, assigned, pledged, attached, charged, mortgaged, encumbered, or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar operation. In the event of any attempt to sell, transfer, assign, pledge, charge, mortgage, encumber or otherwise dispose of the RSUs, the grant of the RSUs and all rights arising therefrom to the Beneficiary under this	As RSUs só podem ser transferidas por testamento ou por sucessão hereditária. As RSUs não podem ser vendidas, transferidas, cedidas, penhoradas, cobradas, hipotecadas, oneradas ou de outra forma alienadas (seja por força da lei ou de outra forma) ou serem objeto de execução, penhora ou operação similar. Em caso de qualquer tentativa de venda, transferência, cessão, penhora, cobrança, hipoteca, oneração ou de qualquer outra forma disposição das RSUs, a concessão das RSUs e todos os direitos dela

Plan and the related Agreement shall immediately become null and void.	decorrentes para o Beneficiário, nos termos deste Plano e do respectivo Contrato, tornar-se-ão imediatamente nulos e sem efeito.

12. Non-Competition	12. Não-Concorrência
The Compensation Committee may subject the receipt of the Shares underlying the RSUs to compliance with the non-competition covenants entered into by the Beneficiary with the Company or any Group Member, which terms and conditions shall be set forth in the respective Agreement.	O Comitê de Remuneração poderá vincular o recebimento das Ações subjacentes às RSUs ao cumprimento de obrigação de não concorrência com a Companhia ou qualquer Sociedade do Grupo, cujos termos e condições serão definidos no respectivo Contrato.

13. Adjustments Upon Changes in Capitalization and Sale of the Company	13. Ajustes em Decorrência de Alterações na Capitalização e Venda da Companhia
(a) Changes in Capital Stock. The Compensation Committee may, in its sole discretion, resolve upon adjustments to the amount of RSUs granted under the Agreements to the extent such adjustments are proportionate and equitable by reason of any increase or decrease in the number of issued Shares resulting, by way of example, from a reverse stock split or stock split, distribution of a stock dividend, merger, spin-off or consolidation, combination or reclassification of Shares. The manner in which the adjustments referred to in this Section shall be made shall be determined by the Compensation Committee, whose decision shall be final, binding and conclusive.	(a) Alterações no Capital Social. O Comitê de Remuneração pode, a seu exclusivo critério, decidir por ajustes na quantidade de RSUs outorgadas no âmbito dos Contratos, na medida em que seja proporcional e equitativo em razão de qualquer aumento ou redução no número de Ações emitidas resultante, a título de exemplo, de um grupamento ou desdobramento de ações, distribuição de dividendo em ações, incorporação, cisão ou consolidação, combinação ou reclassificação de Ações. A maneira pela qual os ajustes referidos nesta Cláusula devem ser realizados serão determinados pelo Comitê de Remuneração, cuja decisão será final, vinculativa e conclusiva.
(b) Dissolution or Liquidation. In the event a dissolution or liquidation of the Company is proposed, the Compensation Committee shall notify the Beneficiary as soon as practicable, prior to the effective date of commencement of such proposed dissolution or liquidation. In addition, the Compensation Committee may provide that any Shares issued pursuant to this Plan shall be issued as of such date. To the extent not previously paid, all RSUs granted shall be terminated immediately prior to the commencement of such proposed dissolution or liquidation.	(b) Dissolução ou Liquidação. Caso seja proposta a dissolução ou liquidação da Companhia, o Comitê de Remuneração deverá notificar o Beneficiário assim que possível, antes da data efetiva de início de tal proposta de dissolução ou liquidação. Além disso, o Comitê de Remuneração pode estabelecer que quaisquer Ações emitidas nos termos deste Plano sejam emitidas a partir da referida data. Na medida em que não tenha sido pago anteriormente, todos as RSUs outorgadas serão encerradas imediatamente antes do início de tal dissolução ou liquidação proposta.
14. Miscellaneous	14. Disposições Gerais
(a) No Retention Rights. Nothing in this Plan or in any right or RSU granted under this Plan shall confer upon the Beneficiary any right to continue providing services to the Company and/or any	(a) Ausência de Direito de Retenção. Nada neste Plano ou em qualquer direito ou RSU outorgada no âmbito deste Plano irá conferir ao Beneficiário qualquer direito de continuar prestando serviços

Group Member for any specific period or will interfere with or otherwise restrict the right of the Company and/or the Group Member or the Beneficiary, which rights are hereby reserved by each, to terminate service at any time and for any reason, with or without Just Cause.	para a Companhia e/ou para qualquer Sociedade do Grupo durante qualquer período específico ou irá interferir ou de outra forma restringir o direito da Companhia e/ou da Sociedade do Grupo ou do Beneficiário, direitos estes que são por meio desta reservados por cada um, a encerrar a prestação de serviço a qualquer tempo e por qualquer razão, com ou sem Justa Causa.
(b) Applicable Law. This Plan and all awards under this Plan shall be governed and construed by the laws of the Brazil.	(b) Lei Aplicável. Este Plano e todas as outorgas no âmbito deste Plano deverão ser regidas e interpretadas pelas leis do Brasil.
(c) Paperless Administration. Subject to Applicable Laws, the Compensation Committee may disclose information regarding the RSUs on a website, electronic mail or interactive voice response system in order to make the administration of the RSUs more efficient.	(c) Administração sem Papel. Sujeito às Leis Aplicáveis, o Comitê de Remuneração pode divulgar informações relativa às RSUs em um site da internet, correio eletrônico ou sistema de resposta de voz interativo, a fim de tornar mais eficiente a administração das RSUs.
(d) Term of this Plan. This Plan, as provided herein, shall be effective on the date of its approval by the Board of Directors. This Plan shall automatically terminate 10 years after the later of (i) the date on which the Board of Directors approved this Plan or (ii) the date on which the Board of Directors approved the most recent increase in the number of Shares subject to this Plan. This Plan may be terminated on a previous date pursuant to subsection (e) below.	(d) Prazo de Vigência deste Plano. Este Plano, conforme aqui previsto, estará vigente na data de sua aprovação pelo Conselho de Administração. Este Plano se encerrará automaticamente 10 anos após o último dos seguintes marcos temporais (i) a data na qual o Conselho de Administração aprovou este Plano ou (ii) a data na qual o Conselho de Administração aprovou o mais recente aumento no número de Ações sujeitas a este Plano. Este Plano pode ser encerrado em uma data anterior nos termos do item (e) abaixo.
(e) Right to Amend or Terminate this Plan. The Board of Directors may amend, suspend or terminate this Plan at any time and for any reason.	(e) Direito de Aditar ou Encerrar este Plano. O Conselho de Administração poderá alterar, suspender ou encerrar este Plano em qualquer momento e por qualquer razão.
(f) Effect of Amendment or Termination. No Shares shall be issued or sold and no RSUs granted under this Plan after its termination, except with respect to the vesting and settlement of RSUs granted prior to such termination. The termination of this Plan, or any amendment thereto, shall not materially affect any Shares issued or RSUs granted under this Plan prior to such amendment or termination.	(f) Efeitos de Aditamento ou Encerramento. Nenhuma Ação deverá ser emitida ou vendida e nenhuma RSU outorgada no âmbito deste Plano após o seu encerramento, exceto com relação ao exercício de RSUs outorgadas antes de tal encerramento. O encerramento deste Plano, ou qualquer alteração, não deverá afetar de forma material nenhuma Ação emitida anteriormente ou RSU anteriormente outorgada sob este Plano.

APPENDIX I	ANEXO I
Definitions	Termos Definidos
“Applicable Law” means the laws, regulations and other normative instruments applicable to the subject matter in question.	“Lei Aplicável” significam as leis, regulamentos e outros instrumentos normativos aplicáveis à matéria em questão.
“Board of Directors” means the Company´s board of directors.	“Conselho de Administração” significa o conselho de administração da Companhia.
“Control” means, with respect to any Person, the power to, directly or indirectly, direct or guide the management policies of a Person, whether through ownership of the voting securities of such Person or by contract or otherwise.	“Controle” significa, com relação a qualquer Pessoa, o poder de, direta ou indiretamente, dirigir ou orientar as políticas de gestão de uma Pessoa, seja por meio da propriedade dos valores mobiliários com direito a voto dessa Pessoa ou por meio de contrato ou de outra forma.
“Group Member” means the Company or one of its Subsidiaries.	“Sociedade do Grupo" significa a Companhia ou uma de suas Subsidiárias.
“Just Cause” means the resignation or removal of the Beneficiary from his or her position within the Company and/or any Group Member as a result of: (a) termination with “just cause” (as established by Brazilian Labor Law); (b) termination with just cause by the Company of the service agreement between the Company and the Beneficiary as permitted under the terms thereof; (c) termination by the Company of the Beneficiary's engagement by reason of (1) breach of fiduciary duties of management under Applicable Law; (2) gross negligence in the performance of such duties; (3) criminal conviction related to crimes with intent; (4) dishonest or fraudulent acts against the Company and/or any Group Member; (5) moral or sexual harassment perpetrated by the Beneficiary against employees, management or service providers of the Company and/or any Group Member, provided that such actions are reasonably proven by evidence (other than allegations of the employee, manager or service provider); (6) any act or omission of Beneficiary's with intent that adversely affects the business, image or financial situation of the Company, its shareholders or any Group Member; (7) breach of the instrument setting out the Beneficiary's	“Justa Causa” significa a demissão ou destituição do Beneficiário de seu cargo da Companhia e/ou de qualquer Sociedade do Grupo como resultado de: (a) rescisão por “justa causa” (conforme estabelecido pela legislação trabalhista brasileira); (b) rescisão por justa causa, pela Companhia, do contrato de serviços entre a Companhia e o Beneficiário conforme permitido nos termos do mesmo; (c) rescisão, pela Companhia, da contratação do Beneficiário em razão de (1) violação de deveres fiduciários da administração nos termos da Legislação Aplicável; (2) negligência grave no exercício das suas funções; (3) condenação criminal relacionada a crimes dolosos; (4) atos desonestos ou fraudulentos contra a Companhia e/ou qualquer Sociedade do Grupo; (5) assédio moral ou sexual perpetrado pelo Beneficiário contra funcionários, administradores ou prestadores de serviços da Companhia e/ou de qualquer Sociedade do Grupo, desde que tais ações sejam razoavelmente comprovadas por evidências (que não sejam alegações do funcionário, administrador ou prestador de serviços); (6) qualquer ato ou omissão devido ao dolo do Beneficiário que afete adversamente o negócio, imagem ou situação financeira da Companhia, seus

duties as a statutory director or member of the board of directors of the Company or any Group Member; (8) breach of the organizational, corporate and incorporation documents of the Company and/or any Group Member (articles of incorporation, bylaws, articles of association, internal regulations, among others) and other applicable corporate regulations, including decisions made by and/or resolutions resulting from general meetings of shareholders, meetings of the board of directors or other governance bodies of such Group Member; (9) violation of any applicable anti-corruption laws; or (10) violation of the non-compete and non-solicit obligations provided for in the Agreement.	acionistas ou qualquer Sociedade do Grupo; (7) violação do instrumento que estabelece os deveres do Beneficiário como diretor estatutário ou membro do conselho de administração da Companhia ou de qualquer Sociedade do Grupo; (8) violação dos documentos organizacionais, societários e constitutivos da Companhia e/ou de qualquer Sociedade do Grupo (estatuto social, contrato social, regimentos internos, entre outros) e outros regulamentos corporativos aplicáveis, incluindo decisões tomadas por e/ou deliberações resultantes de assembleias gerais de acionistas, reuniões do conselho de administração ou outros órgãos de governança de tal Sociedade do Grupo; (9) violação de quaisquer leis anticorrupção aplicáveis; ou (10) violação das obrigações de não concorrência e não aliciamento previstas no Contrato.

“Liquidity Event” means: (a) the consummation of one or a series of transactions relating to the acquisition of shares of the Company by a Person or Persons under common Control which results in such persons holding more than 40% of the total voting capital stock of the Company. For clarification purposes, the following shall not be considered a “Liquidity Event”: (1) transfer of shares of the Company between current shareholders, directly or indirectly and/or between current shareholders and their affiliates or heirs, successors, regardless of form, including by reason of corporate reorganization, legal succession, inheritance or succession planning, donation or other transfer, and (2) transactions that do not consist of a transfer of shares of the Company's stock by the current stockholders to a third party in consideration for the payment of a purchase price paid in cash to the selling stockholders, including but not limited to, capital increases, with or without an assignment of preemptive rights, stock exchanges and/or corporate reorganizations, and (3) the consummation of a corporate

“Evento de Liquidez” significa: (a) a consumação de uma ou uma série de transações relacionadas à aquisição de ações da Companhia por uma Pessoa ou Pessoas sob Controle comum, que resulte em tais pessoas detendo mais de 40% do capital social votante total da Companhia. Para fins de esclarecimento, não serão considerados “Evento de Liquidez”: (1) transferência de ações da Companhia entre os atuais acionistas, direta ou indiretamente e/ou entre os atuais acionistas e suas afiliadas ou herdeiros, sucessores, independentemente da forma, inclusive em razão de reorganização societária, sucessão legal, herança ou planejamento sucessório, doação ou outra transferência, e (2) transações que não consistem em transferência de ações da Companhia pelos atuais acionistas a um terceiro em contrapartida ao pagamento de um preço de aquisição pago em dinheiro aos acionistas vendedores, incluindo mas não se limitando a, aumentos de capital, com ou sem cessão de direito de preferência, troca de ações e/ou reorganizações societárias, e (3) a consumação de uma reorganização societária na qual o patrimônio líquido da reorganization in which the Company's equity represents 50% or less of the equity of the surviving company.

Notwithstanding anything to the contrary set forth above, if the RSU is considered nonqualified deferred compensation subject to Section 409A, the event described above shall not constitute a “Liquidity Event” for purposes of liquidation (but not overriding), unless such event also constitutes a change in the effective ownership or control of the Company or a change in ownership of a substantial portion of the Company's assets within the meaning of Section 409A.

Companhia represente 50% ou menos do patrimônio líquido da sociedade sucessora.

Não obstante qualquer disposição em contrário acima, caso o RSU seja considerado compensação diferida não qualificada sujeita à Seção 409A, o evento descrito acima não constituirá um “Evento de Liquidez” para fins de liquidação (mas não de superação), a menos que tal evento também constitua uma mudança na propriedade ou controle efetivo da Companhia ou uma mudança na propriedade de uma parte substancial dos ativos da Companhia dentro do significado da Seção 409A.

“Person” means any natural person, individual, company, enterprise, corporation, limited liability company, legal entity, partnership, limited partnership, association, unincorporated organization, public corporation, institution, government, state or federal, state or local government agency or authority, joint venture, trust, individual real property, individual estate, commercial trust or other enterprise, entity or organization of any kind or nature (whether or not having separate legal personality).	“Pessoa” significa qualquer pessoa natural, indivíduo, sociedade, empresa, companhia, sociedade de responsabilidade limitada, pessoa jurídica, partnership, limited partnership, associação, organização sem personalidade jurídica, empresa pública, instituição, governo, estado ou órgão ou autoridade do governo federal, estadual ou municipal, joint venture, trust, propriedade individual imobiliária, propriedade individual, trust comercial ou outra empresa, entidade ou organização de qualquer tipo ou natureza (tendo ou não personalidade jurídica separada).
“Subsidiary” means, with respect to any Person, any Person under the Control of such Person.	“Subsidiária” significa, com relação a qualquer Pessoa, qualquer Pessoa Controlada por tal Pessoa.
“Shares” means the class A shares issued or delivered by the Company as a result of this Plan.	“Ações” significa as ações Classe A de emissão da Companhia emitidas ou entregues em decorrência deste Plano.
“U.S. Securities Act” means the U.S. Securities Act of 1933 and its regulations, as amended from time to time.	“Lei de Valores Mobiliários Estadunidense” significa a Lei de Valores Mobiliários Estadunidense (U.S. Securities Act) de 1933 e seus regulamentos, conforme alterados de tempos em tempos.